Exhibit 99.1

Exobox Reorganizes to Ramp up Development

HOUSTON, April 8, 2010 -- Exobox Technologies Corp. (OTCBB:EXBX) announced that recent developments regarding its products and technology have sparked a Company reorganization including retention of a new Chief Executive Officer.  Floyd H. Griffith, currently an Exobox Director, will assume the role of CEO to lead fundraising and marketing efforts.  Griffith replaces Richard J. Kampa whose six-month contract as interim CEO expired this month.    With this reorganization, the company will continue to cut costs and overhead as part of its ongoing effort to grow its customer base through sales of ExoDetect(TM), the industry's first SaaS-based Data Leak Detection technology product, while it pursues the funding needed to develop its other technology.

"I am already out of the gate to bring in the necessary funds to start development," said Floyd H. Griffith, Exobox CEO. "The issuance of our third patent on March 30, 2010, for the Secure Environmentalization software creates new and exciting opportunities for Exobox to raise the needed capital to start development."

About Exobox

Exobox Technologies Corp. develops information risk management and security solutions that help organizations protect and recover their most valuable information assets. It is committed to its vision to create a more secure environment for the information-centric community through the development of new technologies and security services. Exobox is headquartered in Houston, Texas. For more information on Exobox, visit www.exobox.com.

Safe Harbor Statement: The statements in this release that relate to future plans, expectations, events, performance and the like are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Actual results or events could differ materially from those described in the forward-looking statements due to a variety of factors, including the lack of funding and others set forth in the Company's report on Form 10-K for fiscal year 2009 filed with the Securities and Exchange Commission.

CONTACT:

Exobox Technologies Corp.
Investor Relations
IR@exobox.com